FORTEM RESOURCES INC. ACQUIRES INTEREST IN 101,888 ACRES OF OIL AND GAS LEASES
IN THE MANCOS FORMATION, UTAH

April 21, 2017 – Fortem Resources Inc. (OTCQB: FTMR) (the “Company”) is pleased to announce that on April 17, 2017, it entered into and closed a Membership Interest Purchase Agreement (the “MPA”) with two arm’s length vendors to acquire 100% the membership interests of Rolling Rock Resources, LLC, a Nevada limited liability company.  Rolling Rock has the right to acquire a 50% working interest in and to certain leases, hydrocarbons, wells, agreements, equipment, surface rights agreements and assignable permits totaling approximately 101,888 acres (160 sections) at an 80% net revenue interest located in the Mancos formation in the Southern Uinta Basin, Utah.

The Mancos property is a proven producing shallow oil shale resource play and its acreage sits in the peak oil maturity window of the Southern Uinta Basin. Multiple vertical penetrations have produced up to 120,000 bls which confirms commercial resource presence. The property is drill-ready with shallow to medium depths for low findings and reasonable development costs. Other deeper formations like the Granite Wash/Arkose are present and could make for a very interesting play with potential larger oil in place to accompany the Mancos formation. Three Federal exploratory units have been formed under Mancos Flats, Windy Mesa and Grand Mancos. There are currently 17 legacy wells producing oil and gas with a 75-mile natural gas gathering lines, gas processing facility and compressor stations.

Michael Caetano, Director and CEO stated, “We are fortunate to acquire another large position to give us a strong presence in Utah. We believe that the current production in place with minimal upside costs will definitely contribute to our cash-flow position. We look forward to working with our partners.”

Agreement Terms

In consideration for the acquisition of Rolling Rock Resources, LLC, the Company issued an aggregate of 20,000,000 shares of its common stock to the two vendors on the closing date and paid US$100,000 prior to the closing as a non-refundable deposit.

Rolling Rock’s sole asset consists of the rights and obligations arising from a Purchase and Sale Agreement dated effective March 1, 2017, as amended (together, the “PSA”), between an arm’s length vendor and Rolling Rock.  Upon the satisfaction of the payments and obligations by Rolling Rock as set out below, the vendor has agreed to convey certain leases and related assets (the “Leases”) to Rolling Rock.  The Leases include certain leases, hydrocarbons, wells, agreements, equipment, surface rights agreements and assignable permits all as further set out in the PSA.

Under the PSA, Rolling Rock has agreed to pay the vendor cash consideration totalling US$2.4 million based upon the following schedule:

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US$100,000 as a non-refundable deposit within 5 business days of closing (completed);

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US$1,300,000 on or before September 1, 2017;

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US$500,000 on or before March 1, 2018; and

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US$500,000 on or before September 1, 2018.

However, if Rolling Rock pays a total of US$2,150,000 on or before September 1, 2017, the parties have agreed that the cash consideration above will be deemed to have been paid in full.

Carry Obligation

Under the PSA, and in addition to the cash consideration, Rolling Rock has agreed to pay all costs and expenses incurred on the Leases with respect to any and all exploration, development and production during the carry period.  The “Carry Period” continues until the later of either (i) the date that Rolling Rock pays the full cash consideration set out above or (ii) the date that Rolling Rock pays all costs and expenses for the drilling, logging, testing and completion of three new wells in each of the three Federal Units, each well with a horizontal leg extending at least 1,000’ in the target zone within the Mancos formation (the “Three Obligation Wells”).  Rolling Rock is required to drill to completion or cause to be drilled to completion (or plugging and abandonment) the Three Obligation Wells on or before February 28, 2019, failing which, Rolling Rock’s right to earn any assignment in and to the Leases will terminate immediately.  For each vertical well drilled to the top of the Dakota formation through completion (or plugging or abandonment) within a Federal Unit, the obligation deadline will be amended to the later of (i) the current obligation deadline or (ii) 6 months from the date the rig that drilled such vertical well to total depth has been removed from the wellsite.

The obligation well in the Grand Mancos Unit will be a vertical well drilled to a depth sufficient to test the Granite Walsh formation within such Federal Unit.  For this well, completion (or plugging and abandonment) will take place no later than 2 months after the rig that drilled to total depth has been removed from the wellsite and for a period of 6 months after completion of this obligation well (or plugging and abandonment), and Rolling Rock will have the exclusive option to purchase an additional 25% of the vendor’s right, title and interest in and to the leases with respect to the Granite Walsh formation within the boundary of the Grand Mancos Unit for an additional payment of US$10 million.

Within 10 business days after the later of Rolling Rock paying the cash consideration in full or Rolling Rock meeting in full its carry obligation, the vendor will convey to Rolling Rock an undivided 50% of the vendor’s right, title and interest in and to the Leases, or a 80% net revenue interest in the Leases as further described in the PSA.  Notwithstanding this transfer, within 10 business days after the later of payment of $300,000 on or before September 1, 2017 (which amount is in addition to the deposit and included in the cash consideration set out above) and the replacement of the vendor’s bonds on or before September 1, 2017, the vendor will convey to Rolling Rock an undivided 50% of the vendor’s right, title and interest in and to the Cisco Dome leases and related assets as further set out in the PSA.  However, if Rolling Rock fails to timely meet any of its obligations under the PSA, after having taken assignment of the Cisco Dome leases and assets, then, if the vendor elects in its sole discretion, Rolling Rock is required to reassign the Cisco Dome leases and assets to the vendor without any additional encumbrances.

Additional Payments

On or before September 1, 2017, Rolling Rock is required to pay the vendor US$65,000 for rental, minimum royalty, option payments and shut-in royalty payments due on the leases through December 31, 2018.

None of the securities issued have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. The securities issued must not be traded in or from a jurisdiction of Canada unless the conditions in Section 13 of Multilateral Instrument 51-105 Issuers Quoted in the U.S. Over The Counter Markets are met. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any state where such offer, solicitation, or sale would be unlawful.

About Fortem Resources

Fortem Resources Inc. is a publicly traded oil and gas production, development and exploration company, which holds properties in Western Canada and Utah and is seeking North American & International expansion through an acquisition strategy.  The Company’s common shares are quoted on the OTC.QB under the symbol FTMR.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Executive Officer

This news release contains forward-looking information that involves various risks and uncertainties regarding future events. Such forward-looking information can include without limitation statements based on current expectations involving a number of risks and uncertainties and are not guarantees of future performance of the Company, such as statements about (i) obtaining a strong presence in Utah; and (ii) the current production in place with minimal upside costs will definitely contribute to the Company’s cash flow position. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) adverse market conditions; (ii) risks inherent in the oil and gas industry in general; (iii) the inability of the company to finance the execution of its business plan; or (iv) the inability of the Company to achieve the milestones required under the Milestone Payment Addendum. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Except as required by law, the Company does not intend to update these forward-looking statements.